Exhibit 10.8

IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE LITIGATION	Lead Case No. 1:20-cv-04554-JGK

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”) dated February 15, 2022, is made and entered into by the following Parties (as defined herein), each by and through their respective counsel: (1) plaintiffs in the above-captioned consolidated stockholder derivative action (the “Consolidated Action”), Javier Lozano (“Lozano”) and Josstyn Richter (“Richter”) (“Federal Plaintiffs”), plaintiff in the shareholder derivative action captioned Zarins, et al. v. Schessel, et al., Case No. 2020-0924-MTZ, pending in the Delaware Court of Chancery (the “Delaware Action,” and together with the Consolidated Action, the “Derivative Actions”), Hemrita Zarins (“Zarins,” and collectively with Federal Plaintiffs, “Plaintiffs”); (2) individual defendants Marc S. Schessel, Charles K. Miller, Robert Christie, and Steven Wallitt (the “Individual Defendants”); and (3) nominal defendant SCWorx Corp. (“SCWorx” or the “Company,” and together with the Individual Defendants, “Defendants”) (“Parties” refers collectively to Defendants and Plaintiffs).1

This Stipulation, subject to court approval, is intended to fully, finally, and forever resolve, discharge, and settle any and all Released Claims (as defined herein), upon the terms and subject to the conditions set forth herein.

[1]	Although only filed in the Consolidated Action, this Stipulation also resolves the Delaware Action. On the Effective Date (defined herein), the parties in the Delaware Action shall stipulate to voluntarily dismiss the case with prejudice within five (5) days thereafter.

I.	BACKGROUND OF THE DERIVATIVE ACTIONS AND THE SETTLEMENT

A.	Factual Background and Plaintiffs’ Claims

SCWorx offers data services and software solutions to healthcare providers. The Company’s software is aimed at optimizing information flow and enhancing the business systems of healthcare organizations. In April 2020, during the COVID-19 pandemic, which strained healthcare systems across the United States and around the world and resulted in serious medical equipment shortages, the Company announced that it was expanding into a new business to supply personal protective equipment for healthcare workers as well as COVID-19 test kits.

Plaintiffs allege in the Derivative Actions that the Individual Defendants breached their fiduciary duties by personally making and/or causing the Company to make to the investing public a series of materially false and misleading statements and omissions about SCWorx’s business, operations, and prospects and causing the Company to fail to maintain an adequate system of internal controls. Specifically, the Derivative Actions allege that as early as April 13, 2020, and at least through April 17, 2020, Defendants issued false and misleading statements indicating that SCWorx had the capacity to successfully enter the market for selling COVID-19 test kits and had secured lucrative purchase and supply agreements for COVID-19 test kits purportedly worth millions of dollars for the Company.

B.	Procedural History

i.	The Consolidated Action

On June 15, 2020, plaintiff Lozano filed a Verified Shareholder Derivative Complaint on behalf of SCWorx against the Individual Defendants in the United States District Court for the Southern District of New York (the “Court”), asserting claims for breaches of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, and seeking contribution under sections 10(b) and 21D of the Securities Exchange Act of 1934 (the “Exchange Act”) (the “Lozano Action”).

On August 12, 2020, the parties in the Lozano Action stipulated to stay proceedings pending the resolution of a forthcoming motion to dismiss in the related now-consolidated securities class action, captioned Yannes v. SCWorx Corp., et al., No. 1:20-cv-03349-JGK (S.D.N.Y.) (the “Securities Class Action”). The Court so-ordered the stipulation to stay the same day, August 12, 2020 (the “Stay Order”).

On August 21, 2020, plaintiff Richter filed another Verified Shareholder Derivative Complaint on behalf of SCWorx against the Individual Defendants in the Court, also asserting claims for breaches of fiduciary duties, unjust enrichment, abuse of control, gross mismanagement, waste of corporate assets, and seeking contribution under sections 10(b) and 21D of the Exchange Act (the “Richter Action”).

On August 26, 2020, the parties in the Lozano Action and the Richter Action filed a Joint Stipulation and [Proposed] Order Consolidating Related Shareholder Derivative Actions and Appointing Co-Lead Counsel that stipulated to: (i) consolidate the related actions to form the Consolidated Action; (ii) appoint The Brown Law Firm, P.C. and The Rosen Law Firm, P.A. Co- Lead Counsel for Federal Plaintiffs; and (iii) apply the terms of the Stay Order to the Consolidated Action. The Court so-ordered the stipulation to consolidate the next day, August 27, 2020.

The Stay Order provided, among other things, that during the pendency of the stay, Defendants would provide copies of any discovery provided or produced to any plaintiff or purported shareholder in any related actions/threatened actions, including in response to books and records demands under 8 Del. C. § 220 (“Section 220”), subject to an appropriate confidentiality agreement and/or protective order. On January 28, 2021 and on August 11, 2021, Defendants provided Federal Plaintiffs copies of non-public documents, including documents produced in response to Section 220 demands, including the documents produced to plaintiff Zarins.

On June 21, 2021, the Court denied the defendants’ motion to dismiss plaintiffs’ consolidated class action complaint in the Securities Class Action.

ii.	The Delaware Action

On October 28, 2020, plaintiff Zarins filed under seal a confidential Verified Stockholder Derivative Complaint on behalf of SCWorx, with the benefit of the Company’s books and records pursuant to Section 220, against Defendants Schessel, Christie, and Wallitt in the Court of Chancery of the State of Delaware (“Delaware Court”), asserting claims for breaches of fiduciary duties, waste of corporate assets, and unjust enrichment (the “Delaware Action”). A public version of the complaint was filed on November 2, 2020.

On February 3, 2021, the parties in the Delaware Action stipulated to stay the proceedings pending the resolution of the motion to dismiss in the Securities Class Action. The Delaware Court so-ordered the stipulation to stay the Delaware Action the same day.

C.	Settlement Negotiations

On July 23, 2021, the Parties agreed to attend a mediation, at which the parties to the Securities Class Action would also participate, before experienced JAMS mediator, Jed D. Melnick, Esq. (the “Mediator”) to attempt to resolve the claims in the Derivative Actions.

On August 16, 2021, in anticipation of the mediation, Plaintiffs submitted a joint mediation brief to Defendants and the Mediator, addressing relevant arguments and allegations in the Derivative Actions. Together with their mediation submission, Plaintiffs provided counsel for Defendants with a settlement demand that included a comprehensive corporate governance reforms proposal. On each of August 12, 2021 and August 23, 2021, Defendants provided Plaintiffs with their respective mediation statements.

On August 23, 2021, the Parties, including the Defendants’ D&O insurers and plaintiff Zarins, participated in an all-day mediation via Zoom with the Mediator. Although the Parties were unable to reach an agreement to settle the claims in the Derivative Actions at the Mediation, the Parties subsequently engaged in arm’s-length negotiations through emails and teleconferences, with the assistance of the Mediator. The Parties continued to engage in good faith settlement negotiations in the months following the Mediation, including by exchanging various drafts of proposed corporate governance reforms, until they reached an agreement-in-principle to settle the Derivative Actions.

On October 18, 2021, the Parties reached an agreement on the material terms of the settlement, including the corporate governance reforms that SCWorx will adopt as consideration for the settlement, which corporate governance reforms are set forth in Exhibit A hereto (the “Reforms”).

With substantial assistance from the Mediator, and only after agreeing in principle to the Reforms, the Parties negotiated, at arm’s-length, the attorneys’ fees and reimbursement of expenses to be paid to Plaintiffs’ Counsel. On December 13, 2021, the Individual Defendants agreed to cause their D&O insurers to pay three hundred thousand dollars ($300,000) to Plaintiffs’ Counsel for their attorneys’ fees and expenses in light of the substantial benefit that will be conferred upon the Company and its shareholders by the Reforms as a result of the settlement.

The Parties memorialized the terms of the settlement in a binding Settlement Term Sheet dated December 22, 2021 (“Term Sheet”).

The members of SCWorx’s Board of Directors (the “Board”), in exercising their business judgment, have resolved that the settlement contemplated herein and all of its terms, as set forth in this Stipulation (the “Settlement”), is in the best interest of SCWorx and its shareholders.

II.	PLAINTIFFS’ CLAIMS AND THE BENEFITS OF SETTLEMENT

Plaintiffs believe that their derivative claims have substantial merit, and Plaintiffs’ entry into this Stipulation is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Derivative Actions. However, Plaintiffs and Plaintiffs’ Counsel (defined herein) recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the derivative claims against the Individual Defendants through trial and possible appeals. Plaintiffs’ Counsel also have taken into account the uncertain outcome and the risk of any litigation, especially in complex cases such as those comprising the Derivative Actions, as well as the difficulties and delays inherent in such litigation. Plaintiffs’ Counsel are also mindful of the inherent problems of establishing standing in derivative litigation, and the possible defenses to the claims alleged in the Derivative Actions.

Plaintiffs’ Counsel have conducted extensive investigation and analysis, including, inter alia: (i) reviewing and analyzing SCWorx press releases, public statements, filings with the U.S. Securities and Exchange Commission (“SEC”); (ii) reviewing and analyzing securities analysts’ reports and advisories and media reports about the Company; (iii) reviewing and analyzing the pleadings contained in the Securities Class Action; (iv) researching the applicable law with respect to the claims alleged and the potential defenses thereto; (v) preparing and filing the complaints in the Derivative Actions; (vi) researching and evaluating factual and legal issues relevant to the claims; (vii) analyzing and reviewing confidential documents produced by Defendants; (viii) engaging in settlement negotiations with Defendants’ Counsel regarding the specific facts, and perceived strengths and weaknesses of the Derivative Actions, and other issues in an effort to facilitate negotiations; (ix) conducting damages analyses and research into the Company’s corporate governance structure in connection with settlement efforts; (x) preparing a comprehensive written settlement demand and modified demands over the course of the Parties’ settlement negotiations; (xi) preparing a mediation statement; (xii) participating in the all-day virtual mediation; and (xiii) negotiating the material terms of the settlement, and negotiating and drafting the Term Sheet and this comprehensive Stipulation.

Based on Plaintiffs’ Counsel’s thorough review and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiffs’ Counsel believe that the Settlement set forth in this Stipulation is fair, reasonable, and adequate, and confers substantial benefits upon SCWorx. Based upon Plaintiffs’ Counsel’s evaluation, Plaintiffs have determined that the Settlement is in the best interests of SCWorx and have agreed to settle the Derivative Actions upon the terms and subject to the conditions set forth herein.

III.	DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Defendants have denied and continue to deny each and every claim and contention alleged by Plaintiffs in the Derivative Actions. The Individual Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. Nonetheless, Defendants have concluded that it is desirable for the Derivative Actions to be fully and finally settled in the matter and upon the terms and conditions set forth in this Stipulation. Defendants have also taken into account the uncertainty and risks inherent in any litigation, especially in complex cases like this. Defendants have, therefore, determined that it is in the best interests of SCWorx for the Derivative Actions to be settled in the manner and upon the terms and conditions set forth in this Stipulation.

Neither this Stipulation, nor any of its terms or provisions, nor entry of the Judgment (as defined herein) nor any document or exhibit referred to or attached to this Stipulation, nor any action taken to carry out this Stipulation is or may be construed or used as evidence of the validity or infirmity of any of the Released Claims or an admission by or against any Defendant of any fault, wrongdoing, or concession of liability or non-liability whatsoever.

IV.	TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the undersigned counsel for the Parties herein, in consideration of the benefits flowing to the Parties from the Settlement, and subject to the approval of the Court, that the Released Claims shall be finally and fully compromised, settled, and released, and the Derivative Actions shall be dismissed with prejudice and with full preclusive effect as to all Parties, upon and subject to the terms and conditions of this Stipulation, as set forth below.

1.	DEFINITIONS

As used in this Stipulation, the following terms have the meanings specified below:

1.1 “Board” means SCWorx’s Board of Directors.

1.2 “Claims” means claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, judgments, defenses, counterclaims, offsets, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether direct or derivative, known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, held at any point from the beginning of time to the date of the Stipulation’s execution.

1.3 “Consolidated Action” means the consolidated derivative action pending in the Court, captioned In re SCWorx Corp. Derivative Litigation, Lead Case No. 1:20-cv-04554-JGK (S.D.N.Y.).

1.4 “Court” means the United States District Court for the Southern District of New York.

1.5 “Current SCWorx Shareholders” means any Person or Persons who are record or beneficial owners of SCWorx stock as of the date of this Stipulation, and who continue to own SCWorx common stock as of the date of the Settlement Hearing, and their successors-in- interest, excluding the Individual Defendants, the officers and directors of SCWorx, members of their immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which any of the Individual Defendants has or has had a controlling interest.

1.6 “Defendants” means the Individual Defendants and nominal defendant, SCWorx.

1.7 “Defendants’ Counsel” means King & Spalding LLP, Law Offices of Carole R. Bernstein, and Pashman Stein Walder Hayden, P.C.

1.8 “Delaware Action” means the shareholder derivative action pending in the Delaware Court captioned Zarins, et al. v. Schessel, et al., Case No. 2020-0924-MTZ (Del. Ch.).

1.9 “Derivative Actions” means the Consolidated Action and the Delaware Action.

1.10 “Effective Date” means the date by which all of the events and conditions specified in Section IV (¶6.1) have been met and have occurred.

1.11 “Federal Plaintiffs” means plaintiffs Javier Lozano and Josstyn Richter in the Consolidated Action.

1.12 “Fee and Expense Amount” means the terms of the sum to be paid to Plaintiffs’ Counsel for their attorneys’ fees and expenses, as detailed in Section IV, ¶¶4.1, 4.2. of this Stipulation, subject to approval by the Court.

1.13 “Final” means when the last of the following, with respect to the Judgment approving this Stipulation, substantially in the form of Exhibit D, attached hereto, shall have occurred: (1) the expiration of the time to file a notice of appeal from the Judgment without a notice of appeal having been filed; or (2) if an appeal has been filed, the court of appeals has either affirmed the Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed; or (3) if a higher court has granted further appellate review, that court has either affirmed the underlying Judgment or affirmed the court of appeal’s decision affirming the Judgment or dismissing the appeal. For purposes of this paragraph, an “appeal” shall not include any appeal that concerns only the issue of attorneys’ fees and expenses or the payment of service awards to Plaintiffs. Any proceeding or order, or any appeal or petition for review pertaining solely to the application for attorneys’ fees, costs, or expenses, and/or service awards to Plaintiffs shall not in any way delay or preclude the Judgment from becoming Final.

1.14 “Individual Defendants” means Marc S. Schessel, Charles K. Miller, Robert Christie, and Steven Wallitt.

1.15 “Judgment” means the [Proposed] Order and Final Judgment entered by the Court that dismisses the Consolidated Action pursuant to the Settlement, substantially in the form of Exhibit D attached hereto.

1.16 “Mediator” means Jed D. Melnick, Esq. of JAMS.

1.17 “Notice” means the Notice of Pendency and Proposed Settlement of Stockholder Derivative Actions, substantially in the form of Exhibit C attached hereto.

1.18 “Parties” means, Plaintiffs and Defendants.

1.19 “Person” means any natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, any business or legal entity, professional corporation, and any spouse, heir, legatee, executor, administrator, predecessor, successor, representative, or assign of any of the foregoing.

1.20 “Plaintiffs” means Federal Plaintiffs and plaintiff in the Delaware Action, Hemrita Zarins.

1.21 “Plaintiffs’ Counsel” means The Brown Law Firm, P.C., The Rosen Law Firm, P.A., and Gainey McKenna & Egleston.

1.22 “Preliminary Approval Order” means the Preliminary Approval Order entered by the Court that preliminarily approves the Settlement, authorizes the form and manner of providing notice of the Settlement to Current SCWorx Shareholders, and sets a date for the Settlement Hearing, substantially in the form of Exhibit B attached hereto.

1.23 “Reforms” means the corporate governance reforms set forth in Exhibit A attached hereto, which the Company shall adopt, implement, and maintain, pursuant to and in accordance with this Stipulation.

1.24 “Related Persons” means, with respect to any Person, all of such Person’s current and former parents, subsidiaries, divisions, departments, affiliates, stockholders, officers, directors, employees, agents, attorneys, auditors, accountants, underwriters, advisors, insurers, partners, control persons, family members (in their capacities as such), representatives, predecessors, successors, and assigns; and all heirs, executors, trustees, representatives, and administrators of any of the foregoing.

1.25 “Released Claims” shall collectively mean: (i) any and all claims for relief (including Unknown Claims, as defined in ¶1.31 below), actions, suits, claims, debts, disputes, demands, rights, liabilities, sums of money due, judgments, matters, issues, charges of any kind (including, but not limited to, any claims for interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses, amounts, or liabilities whatsoever), and claims of relief or causes of action of every nature and description whatsoever, known or unknown, whether or not concealed or hidden, asserted or unasserted, fixed or contingent, accrued or unaccrued, liquidated or unliquidated, at law or in equity, matured or unmatured, foreseen or unforeseen, whether arising under federal or state statutory or common law, or any other law, rule, or regulation, whether foreign or domestic, that have been asserted in the Derivative Actions or could have been asserted in the Derivative Actions by Plaintiffs, SCWorx, or by any other shareholder of SCWorx against each and every Defendant and the Released Persons, arising out of, relating to, or based upon the facts, transactions, matters, events, occurrences, acts, disclosures, statements, SEC filings, practices, omissions, or failures to act that were alleged or referred to in the complaints filed in the Derivative Actions; and (ii) any claims in connection with, based upon, arising out of, or relating to the Settlement, but excluding any claims to enforce the Settlement set forth in this Stipulation.

1.26 “Released Persons” means, collectively, SCWorx, the Individual Defendants, and their Related Persons. “Released Person” means, individually, any of the Released Persons.

1.27 “Releasing Parties” means Plaintiffs, Current SCWorx Shareholders (solely in their capacity as SCWorx shareholders), Plaintiffs’ Counsel, and SCWorx. “Releasing Party” means, individually, any of the Releasing Parties.

1.28 “SCWorx” or the “Company” means nominal defendant SCWorx Corp. and its affiliates, subsidiaries, predecessors, successors, and assigns.

1.29 “Settlement” means the settlement and compromise of the derivative claims as provided for in this Stipulation.

1.30 “Settlement Hearing” means the hearing set by the Court to consider final approval of the Settlement.

1.31 “Unknown Claims” means any Released Claim(s) that any Releasing Party does not know of or suspect to exist in his, her, or its favor at the time of the Settlement of the Released Persons, including, without limitation, those claims that, if known by him, her, or it, might have affected his, her, or its settlement with and release of the Released Persons or might have affected his, her, or its decision whether to object to this Settlement. With respect to any and all Released Claims, the Parties stipulate and agree that, upon the Effective Date, the Releasing Parties shall expressly waive and relinquish, and each Current SCWorx Shareholder shall be deemed to have and by operation of the Judgment shall have expressly waived and relinquished to the fullest extent permitted by law, the provisions, rights and benefits conferred by and under California Civil Code § 1542, and any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Releasing Parties acknowledge that they and Current SCWorx Shareholders may hereafter discover facts in addition to or different from those now known or believed to be true by them, with respect to the subject matter of the Released Claims, but it is the intention of the Parties that the Releasing Parties, and all Current SCWorx Shareholders shall be deemed to and by operation of the Judgment shall completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims, known or unknown, suspected or unsuspected, contingent or absolute, accrued or unaccrued, apparent or unapparent, which do now exist, or heretofore existed, or may hereafter exist, upon any theory of law or equity now existing or coming into existence in the future, and without regard to the subsequent discovery of additional or different facts. The Parties acknowledge that the foregoing waiver was separately bargained for and is a key element of the Stipulation of which this release is a part.

2.	TERMS OF THE SETTLEMENT

2.1 As a result of the filing, pendency, and settlement of the Derivative Actions, within sixty (60) days of the date that the Court enters the Judgment, the Company, or the Board, as applicable, shall implement the Reforms, which are set forth in Exhibit A attached hereto. The Reforms shall remain in effect for no less than five (5) years after the Effective Date.

2.2 SCWorx acknowledges and agrees that the filing, pendency, and settlement of the Derivative Actions was the primary factor in the Company’s decision to adopt and implement the Reforms, which comprise new practices. SCWorx also acknowledges and agrees that the Reforms confer substantial benefits to SCWorx and SCWorx’s shareholders.

3.	APPROVAL AND NOTICE

3.1 Promptly after execution of this Stipulation, the Federal Plaintiffs and Defendants shall submit this Stipulation together with its exhibits to the Court and shall jointly apply for entry of an order (the “Preliminary Approval Order”), substantially in the form of Exhibit B attached hereto, requesting: (i) preliminary approval of the Settlement set forth in this Stipulation; (ii) approval of the form and manner of providing notice of the Settlement to Current SCWorx Shareholders; and (iii) a date for the Settlement Hearing.

3.2 SCWorx shall undertake the administrative responsibility for giving notice to Current SCWorx Shareholders and shall be solely responsible for paying the costs and expenses related to providing notice of the Settlement to Current SCWorx Shareholders. Within ten (10) business days after the entry of the Preliminary Approval Order, SCWorx shall: (1) post a copy of the Notice and the Stipulation, with its exhibits, on the Investor Relations page of the Company’s website; (2) file the Notice and the Stipulation, with its exhibits, with the SEC as exhibits to a Form 8-K; and (3) issue the Notice in a press release. The Notice shall provide a link to the Investor Relations page of SCWorx’s website where the Notice and Stipulation with its exhibits, may be viewed, which link shall be maintained through the date of the Settlement Hearing. The Parties believe the content and manner of the notice, as set forth in this paragraph, constitutes adequate and reasonable notice to Current SCWorx Shareholders pursuant to applicable law and due process. No later than twenty (20) calendar days following entry of the Preliminary Approval Order, Defendants’ Counsel shall file with the Court an appropriate affidavit or declaration with respect to filing, issuing, and posting of the notice of the Settlement.

3.3 Pending the Effective Date, all proceedings in the Derivative Actions shall be stayed except as otherwise provided herein.

4.	ATTORNEYS’ FEES AND REIMBURSEMENT OF EXPENSES

4.1 After negotiating the material terms of the Settlement, the Parties, with the assistance of the Mediator, began separate negotiations regarding the attorneys’ fees and expenses to be paid to Plaintiffs’ Counsel.

4.2 In recognition of the substantial benefits conferred upon SCWorx as a result of the Reforms and Plaintiffs’ and Plaintiffs’ Counsel’s efforts in connection with the Derivative Actions, the Individual Defendants shall cause their D&O insurers to pay three hundred thousand dollars ($300,000) to Plaintiffs’ Counsel for their attorneys’ fees and costs (the “Fee and Expense Amount”), subject to Court approval.

4.3 The Fee and Expense Amount, or such other amount as may be awarded by the Court, shall constitute final and complete payment for Plaintiffs’ attorneys’ fees and expenses that have been incurred or will be incurred in connection with the Derivative Actions. Within thirty (30) calendar days after the date of entry of the Preliminary Approval Order, the Individual Defendants shall cause their D&O insurers to pay or cause to be paid the Fee and Expense Amount to the escrow account of The Brown Law Firm, P.C. (“Escrow Account”). Plaintiffs’ Counsel shall promptly provide to Defendants’ Counsel, after the date of entry of the Preliminary Approval Order, all necessary payment details to accomplish payment of the Fee and Expense Amount to the Escrow Account via wire transfer or check, and an executed Form W-9.

4.4 The Fee and Expense Amount, to the extent approved by the Court, shall be released to Plaintiffs’ Counsel from the Escrow Account upon entry of an order by the Court approving the fee award, notwithstanding any potential appeals.

4.5 If the Fee and Expense Amount is reduced by the Court or following any appeal, Plaintiffs’ Counsel will pay the Defendants’ D&O insurers the amount by which the Fee and Expense Amount was reduced within thirty (30) days of such order.

4.6 In no event shall Defendants or their D&O insurers be obligated to pay any fees or costs to Plaintiffs’ Counsel in excess of the Fee and Expense Amount. Defendants, including SCWorx, shall have no responsibility for, and no liability with respect to, the allocation of the attorneys’ fees and expenses awarded or distribution of attorneys’ fees and expenses from the Escrow Account.

4.7 Plaintiffs’ Counsel may apply to the Court for a service award of up to one thousand five hundred dollars ($1,500) for each of the Plaintiffs (“Service Awards”), only to be paid upon Court approval, and to be paid from the Fee and Expense Amount in recognition of Plaintiffs’ participation and effort in the prosecution of the Derivative Actions. Defendants shall not oppose Plaintiffs’ Counsel’s application for the Service Awards. The failure of the Court to approve any Service Award, in whole or in part, shall have no effect on the Settlement set forth in this Stipulation.

5.	RELEASES

5.1 Within five (5) days after the Effective Date, the parties in the Delaware Action will file a stipulation of dismissal with prejudice, substantially in the form of Exhibit E, attached hereto, in the Delaware Action.

5.2 Upon the Effective Date, to the extent that the Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders possess any of the Released Claims derivatively, Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders (solely in their capacity as SCWorx shareholders) shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever waived, released, relinquished, discharged and dismissed all Released Claims (including Unknown Claims) against the Released Persons, including any and all claims (including Unknown Claims) against the Released Persons arising out of, relating to, or in connection with the defense, Settlement, or resolution of the Derivative Actions.

5.3 Upon the Effective Date, to the extent Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders possess any of the Released Claims derivatively, Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s stockholders (solely in their capacity as SCWorx shareholders) shall be forever barred, estopped, and enjoined from commencing, instituting, or prosecuting any of the Released Claims (including Unknown Claims) or any action or other proceeding against any of the Released Persons based on the Released Claims, or any action or proceeding arising out of, relating to, or in connection with the Released Claims or the filing, prosecution, defense, settlement, or resolution of the Derivative Actions. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation.

5.4 Upon the Effective Date, SCWorx, shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims (including Unknown Claims) against the Released Persons.

5.5 Upon the Effective Date, SCWorx shall be forever barred, estopped, and enjoined from commencing, instituting, or prosecuting any of the Released Claims (including Unknown Claims) or any action or other proceeding against any of the Released Persons based on the Released Claims, or any action or proceeding arising out of, relating to, or in connection with the Released Claims or the filing, prosecution, defense, settlement, or resolution of the Derivative Actions. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation.

5.6 Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiffs and their Related Persons, Plaintiffs’ Counsel and their Related Persons, and SCWorx’s shareholders (solely in their capacity as SCWorx shareholders) and their Related Persons from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Derivative Actions or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of this Stipulation.

6.	CONDITIONS OF SETTLEMENT; EFFECT OF DISAPPROVAL, CANCELLATION, OR TERMINATION

6.1 The Effective Date of this Stipulation shall be conditioned on the occurrence of all of the following events:

a. Court approval of the content and method of providing notice of the proposed Settlement to Current SCWorx Shareholders, and the subsequent dissemination pursuant thereto of the notice of the proposed Settlement to Current SCWorx Shareholders;

b. Court entry of the Judgment, in all material respects in the form set forth as Exhibit D annexed hereto, approving the Settlement and dismissing the Consolidated Action with prejudice, without awarding costs to any party, except as provided herein;

c. payment of the Fee and Expense Amount in accordance with Section IV (¶¶4.1-4.3); and

d. the passing of the date upon which the Judgment becomes Final.

6.2 If any of the conditions specified above in Section IV, ¶6.1 are not met, then this Stipulation shall be canceled and terminated subject to Section IV, ¶6.3, unless counsel for the Parties mutually agree in writing to proceed with this Stipulation.

6.3 If for any reason the Effective Date of this Stipulation does not occur or the Delaware Action is not dismissed with prejudice, or if this Stipulation is in any way canceled, terminated or fails to become Final in accordance with its terms: (a) all Parties shall be restored to their respective positions in the Derivative Actions as of the date of this Stipulation; (b) all releases delivered in connection with this Stipulation shall be null and void, (other than those set forth in Section IV, Paragraphs 1.1-1.31, 4.3-4.5, 6.2-.6.3, 7.3, 7.6-7.16, 7.20); (c) the Fee and Expense Amount paid to Plaintiffs’ Counsel shall be refunded and returned to the Defendants’ D&O insurers within thirty (30) days of receiving notice from Defendants or from a court of appropriate jurisdiction; and (d) all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Parties, shall not be deemed or construed to be an admission by a Party of any act, matter, or proposition, and shall not be used in any manner for any purpose in any subsequent proceeding in the Consolidated Action, the Delaware Action, or in any other proceeding for any purpose.

7.	MISCELLANEOUS PROVISIONS

7.1 The Parties: (a) acknowledge that it is their intent to consummate this Stipulation; and (b) agree to cooperate to the extent reasonably necessary to implement the terms and conditions of this Stipulation and to effectuate and to exercise their best efforts to accomplish the foregoing terms and conditions of this Stipulation.

7.2 The Parties intend this Settlement to be a final and complete resolution of all disputes between them with respect to the Derivative Actions and Released Claims. The Settlement comprises claims that are contested and shall not be deemed an admission by any Party as to the merits of any claim, allegation, or defense. Subject to, and conditional on, the Court’s final approval of the Settlement contemplated herein, the Parties agree that each has complied fully with the applicable requirements of good faith litigation, the Derivative Actions are being settled voluntarily by the Defendants, and no Parties shall take the position that the Derivative Actions were brought or defended in bad faith or in violation of Rule 11 of the Federal Rules of Civil Procedure or its state law counterparts.

7.3 Neither this Stipulation, including the annexed exhibits, nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of this Stipulation or the Settlement: (i) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Parties or any other Person as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing, liability, or non-liability of the Parties or Released Persons, or of the validity or infirmity of any Released Claims; (ii) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Parties or any other Person as a presumption, a concession, an admission, or evidence of any fault, omission, wrongdoing or liability of any of the Parties in any other actions or proceedings, whether civil, criminal, or administrative, other than to enforce the terms therein.

7.4 Plaintiffs have not assigned, encumbered or in any manner transferred in whole or in part any of the Released Claims.

7.5 All agreements made and orders entered during the course of the Derivative Actions relating to the confidentiality of information and documents shall survive this Stipulation.

7.6 This Stipulation may be modified or amended only by a writing signed by the signatories hereto.

7.7 This Stipulation shall be deemed drafted equally by all Parties.

7.8 No representations, warranties, or inducements have been made to any of the Parties concerning this Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

7.9 Each counsel or other Person executing this Stipulation or its exhibits on behalf of any of the Parties hereby warrants that such Person has the full authority to do so.

7.10 The exhibits to this Stipulation are material and integral parts hereof and are fully incorporated herein by this reference.

7.11 This Stipulation and the exhibits attached hereto constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous oral and written agreements and discussions.

7.12 This Stipulation shall be read and interpreted according to its plain meaning and any ambiguity shall not be construed against any Party. It is expressly agreed by the Parties that the judicial rule of construction that a document should be more strictly construed against the draftsperson thereof shall not apply to any provision of this Stipulation. In the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibit hereto, the terms of this Stipulation shall prevail.

7.13 This Stipulation may be executed in one or more counterparts, including by signature transmitted electronically, by facsimile or e-mailed PDF files. Each counterpart, when so transmitted, shall be deemed to be an original, and all such counterparts together shall constitute the same instrument.

7.14 This Stipulation shall be considered to have been negotiated, executed and delivered, and to be wholly performed, in the State of New York, and the rights and obligations of the parties to this Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of the State of New York without giving effect to that State’s choice of law principles.

7.15 Without affecting the finality of the Judgment entered in accordance with this Stipulation, the Court shall retain jurisdiction to implement and enforce the terms of the Stipulation and the Judgment and to consider any matters or disputes arising out of or relating to the Settlement, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Judgment, and for matters or disputes arising out of or relating to the Settlement.

7.16 Pending the Effective Date or the termination of the Stipulation according to its terms, Plaintiffs and SCWorx shareholders, and anyone who acts or purports to act on their behalf, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims derivatively against any of the Released Persons in any court or tribunal.

7.17 Any planned, proposed, or actual sale, merger, or change-in-control of SCWorx shall not void this Stipulation. The Stipulation shall run to the Parties’ respective successors-in- interest. In the event of a planned, proposed, or actual sale, merger, or change-in-control of SCWorx, the Parties shall continue to seek court approval of the Settlement expeditiously, including, but not limited to, the Settlement terms reflected in this Stipulation and the Fee and Expense Amount.

7.18 In the event any proceedings by or on behalf of SCWorx, whether voluntary or involuntary, are initiated under any chapter of the United States Bankruptcy Code, including an act of receivership, asset seizure, or similar federal or state law action (“Bankruptcy Proceedings”), the Parties agree to use their reasonable best efforts to obtain all necessary orders, consents, releases, and approvals for effectuation of this Stipulation in a timely and expeditious manner. In the event of any Bankruptcy Proceedings by or on behalf of SCWorx, the Parties agree that all dates and deadlines set forth herein will be extended for such periods of time as are necessary to obtain necessary orders, consents, releases and approvals from the bankruptcy court to carry out the terms and conditions of the Stipulation.

7.19 After prior notice to the Court, but without further order of the Court, the Parties may agree to reasonable extensions of time to carry out any provisions of this Stipulation.

7.20 Any dispute arising out of or relating to the Settlement shall be resolved by the Mediator, or by a mutually agreed upon private neutral, first by way of mediation and, if unsuccessful, then by way of final, binding, non-appealable resolution.

IN WITNESS WHEREOF, the Parties have caused the Stipulation to be executed by their duty authorized attorneys and dated February 15, 2022.

Dated: February 15, 2022	THE ROSEN LAW FIRM, P.A

Phillip Kim
275 Madison Avenue, 40th Floor New York, NY 10016 Telephone: (212) 686-1060
E-mail: pkim@rosenlegal.com

Dated: February 15, 2022	THE BROWN LAW FIRM, P.C.

/s/ Timothy Brown
Timothy Brown
767 Third Avenue, Suite 2501 New York, NY 1017 Telephone: (516) 922-5427
E-mail: tbrown@thebrownlawfirm.net

Co-Lead Counsel for Federal Plaintiffs

Dated: February 15. 2022	GAINEY McKENNA & EGLESTON

/s/ Thomas J. McK na
Thomas J. McK na 501 Fitlh Avenue. 19th Floor New York.NY 10017
Telephone: (212) 983-1300 Email: tjmckenna@gme-law.com

Counsel for f’laint/ff Hemrita Zarins

Dated: February 15. 2022	KING & SPALDING LLP

Paul R. Bcssene
Michael J. Biles
I 185 Avenueof the Amcricas
New York.NY 10036
Tel:(212) 556-2100
Email: pbessene@kslaw.com
mbiles@kslaw.com

Counsel.for D(!(endant Marc S. Scltessel

Dated: February 15. 2022	LAW OFFICES OF CAROLER. BERNSTEIN

Carole R. Bernstein
41 Maple A venue North Westport, CT 06880
Tel.:(203) 255-8698
Email: cbemsteinesq@gmail.com

Counsel for Nominal Defendant SCWorx

Dated: February 15. 2022	PASHMAN STEIN WALDER HAYDEN, P.C.

BruceS. Rosen
Bell Works
101 Crawfords Comer Road. Suite 4202

Dated: February 15, 2022	GAINEY McKENNA & EGLESTON

Thomas J. McKenna
501 Fifth Avenue, 19th Floor New York, NY 10017 Telephone: (212) 983-1300 Email: tjmckenna@gme-law.com

Counsel for Plainti.f/Hemrita Zarins

Dated: February 15, 2022	KING & SPALDING LLP

/s/ Paul R Bessette
Paul R Bessette Michael J. Biles
1185 Avenue of the Americas New York, NY 10036
Tel: (212) 556-2100
Email: pbessette@kslaw.com
mbiles@kslaw.com

Counsel for Defendant Marc S. Schessel

Dated: February 15, 2022	LAW OF.FICES OF.CAROLER. BERNSTEIN

/s/ Carafe ernstein
Carafe ernstein
41 Maple Avenue North
Westport, CT 06880
Tel.: (203) 255-8698
Email: cbernsteinesq@gmail.com

Counsel for Nominal Defendant SCWorx

Dated: February 15, 2022	PASHMAN STEIN WALDER HAYDEN,P.C.

/s/ Bruce S. Rosen
Bruce S. Rosen
Bell Works
101 Crawfords Corner Road, Suite 4202
Holmdel, NJ 07733
Telephone: (732) 852-2481
Telephone: (973) 457-0123 Email: brosen@pashmanstein.com

Counsel for Defendants Charles K. Miller, Robert Christie, and Steven Wallitt

IN THE UNITED STATES DISTRICT COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE	Lead Case No. 1:20-cv-04554-JGK
LITIGATION	EXHIBIT A

CORPORATE GOVERNANCE REFORMS

Within sixty (60) days of the date that the United States District Court for the Southern District of New York (“Court”) enters the Judgment in the above-captioned action, the Board of Directors (“Board”) of SCWorx Corp. (“SCWorx” or the “Company”) shall adopt resolutions and amend Board committee charters and/or its Bylaws1 to ensure adherence to the following changes, modifications, and improvements to the Company’s corporate governance and business ethics practices (the “Reforms”), which shall remain in effect for no less than five (5) years after the Effective Date.2

SCWorx acknowledges and agrees that the filing, pendency, and settlement of the Derivative Actions was the primary factor in the Company’s decision to adopt and implement the Reforms. SCWorx also acknowledges and agrees that the Reforms confer substantial benefits to SCWorx and SCWorx’s shareholders.

1.	IMPROVEMENTS TO CORPORATE TRANSPARENCY

In addition to the disclosure and internal control weaknesses identified and discussed in the Derivative Actions, the Company continues to display weaknesses in its disclosures, or lack thereof, to the investing public. By way of example:

(a) The Company’s Nominating and Corporate Governance Committee Charter refers to SCWorx’s corporate governance guidelines (including that it is required to “develop and recommend to the Board for approval, and review on an ongoing basis the adequacy of, the corporate governance guidelines applicable to the Company.”). No Corporate Governance Guidelines are published on the Company website and none apparently exist.

1	The term “Bylaws” refers to the Amended and Restated Bylaws of Alliance MMA, Inc. attached as Exhibit 3.3 to the Company’s annual report for the fiscal year ended December 31, 2020 on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on May 19, 2021, as amended through the date of this Agreement.

2	Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms contained herein shall have the same meanings and/or definitions as set forth in the Stipulation of Settlement dated February 15, 2022.

(b) All of the Company’s corporate governance documents published on its website are undated.

The Company shall correct these and all other similar deficiencies promptly (and thereafter, timely) by filing appropriate Form 8-K’s, issuing press releases, and/or publishing revised corporate governance documents on its website.

2.	BOARD OF DIRECTORS

The Board shall adopt the following reforms as they relate to its composition and practices:

(a) Procedure for Identifying New Independent Directors: Candidates for the Board shall be identified pursuant to the following procedures, which are designed to ensure the identification of qualified, experienced, independent, and effective directors:

(1) The Nominating and Corporate Governance Committee, as reconstituted herein, shall when evaluating potential Board candidates, consider the following among other qualifications: (i) substantial executive, board-level, and/or legal or audit experience, with particular attention paid to experience at healthcare technology and/or public companies; (ii) demonstrated financial and/or business acumen; (iii) integrity and high ethical standards; (iv) sufficient time to devote to the Company’s business; (v) relevant public company compliance experience; and (vi) demonstrated ability to think independently and work collaboratively; and

(2) Any proposed independent director candidate that does not meet the applicable Nasdaq independence requirements and the additional independence requirements required in subparagraph (c) hereof shall be disqualified.

(b) Lead Independent Director: The Company shall adopt a formal policy providing that if at any point the Chairman of the Board is not an “independent” director, then the independent members of the Board shall select one independent director to serve as the Lead Independent Director, who shall act as liaison with the Chairman and shall have the following specific duties:

(1) Working directly with Company management to ensure the preparation of meeting agendas, materials and schedules, and seeking input from all directors as to the preparation of the agendas for Board and committee meetings;

(2) Assessing and advising the Board as to the quality, quantity, and timeliness of the information provided to the Board by Company management to assist the Board in performing its oversight duties;

(3) Developing the agenda for, and moderating executive sessions of, the Board, and acting as principal liaison between the Board and management on sensitive issues;

(4) Making recommendations to the Chairman of the Board concerning the retention and supervision of outside consultants retained by the full Board;

(5) Acting as liaison between the independent directors and the Chairman of the Board and management, and regularly consulting with the chairpersons of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee;

(6) Leading the Board’s and the Compensation Committee’s evaluation of the performance of the Chief Executive Officer (“CEO”) in order to confirm whether the CEO is providing effective leadership for the Company in the long and short-term and determining CEO compensation; and

(7) Guiding the CEO succession planning process.

(c) Enhanced Board Independence: The Board shall create and adopt Corporate Governance Guidelines to require that 75% of the members of the Board be independent within the meaning of the NASDAQ listing standards at all times. “Independence” under this clause shall also require that any potential member of the Board:

(1) has not been employed by the Company or by any of its subsidiaries or affiliates in any capacity within the last five (5) calendar years;

(2) does not own or control, directly or indirectly, five percent (5%) or more of the voting power of the Company;

(3) has not received, during the current calendar year or any of the three (3) immediately preceding calendar years, remuneration, directly or indirectly, other than de minimis remuneration (less than $5,000) as a result of service as, or being affiliated with, an entity that serves as: (i) an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management; or (ii) a significant customer, supplier, or partner of the Company;

(4) has no personal service contracts with the Company or any member of the Company’s senior management;

(5) is not affiliated with a not-for-profit entity that receives significant contributions from the Company or the Company’s executive officers;

(6) during the current calendar year or any of the three (3) immediately preceding calendar years, has not had any business relationship with the Company for which the Company has been required to make disclosure under Regulation S-K of the SEC, other than for service as a director or for which relationship no more than de minimis remuneration was received in any one such year;

(7) is not employed by a private or public company at which an executive officer of the Company serves as a director;

(8) has no interest in any investment that overlaps with an investment by the Company and/or its senior management, other than as a passive investor or any interest in the Company or its subsidiaries; and

(9) is not a member of the immediate family of any person who fails to satisfy the qualifications described above.

(10) An independent director who loses his or her independent status, thereby causing the Company to have fewer than the required number of independent directors, shall immediately resign from the Board. Each independent director shall annually certify in writing that he or she is independent.

(11) Together with the Nominating and Corporate Governance Committee, the Board shall review all disclosures regarding director independence in its Proxy Statement for each annual meeting of stockholders. Such review shall include discussions with each director who may qualify as independent and an evaluation of any relationships that might compromise the director’s independence and must be sufficient for the Board to determine that the disclosures in each Proxy Statement accurately describe information concerning each director’s background, employment and affiliations, and independence.

(d) Limitation on Other Boards: The Board shall amend its governance documents as necessary to require that all independent directors may sit on no more than two (2) additional boards of publicly traded companies, and that the CEO may sit on no more than one (1) other such board. SCWorx’s directors and officers may not serve as Board members at companies that directly compete with SCWorx.

(e) Mandatory Attendance at Annual Meetings: Per SCWorx’s 2021 Proxy Statement, “[w]e encourage our directors to attend our special and annual stockholders’ meetings.” The Company shall institute a policy that, absent extraordinary circumstances, each member of the Board shall attend each annual shareholder meeting either in person or remotely, and, during the annual shareholder meeting, shareholders shall have the right to ask questions, both orally and in writing, and receive answers and discussion from the CEO and members of the Board. Such discussion shall take place regardless of whether those questions were submitted in advance.

3.	ENHANCEMENTS TO THE CHIEF FINANCIAL OFFICER POSITION

The enhanced responsibilities of the Chief Financial Officer (“CFO”) shall include oversight and administration of SCWorx’s corporate governance policies, fostering a culture that integrates compliance and ethics into business processes and practices through awareness and training, maintaining and monitoring a system for accurate public and internal disclosures and reporting, and investigating potential compliance and ethics concerns. The CFO shall report in writing promptly to the Governance Committee (defined below) and Audit Committee any credible allegations of compliance and ethics concerns or financial fraud or reporting violations.

The CFO shall be primarily responsible for managing SCWorx’s ethics and compliance program and for assisting the Board in fulfilling its oversight duties with regard to SCWorx’s compliance with applicable laws, regulations, and the dissemination of true and accurate information. In this regard, the CFO shall report directly to the Governance Committee and work with other Board committees as appropriate to facilitate the Board’s oversight responsibilities.

The responsibilities and duties of SCWorx’s CFO shall include the following:

(a) Working with the Governance Committee to evaluate and define the goals of the Company’s ethics and compliance program in light of trends and changes in laws that may affect SCWorx’s compliance with laws relating to disclosure of the Company’s business, business prospects, and risk exposure;

(b) Managing and overseeing SCWorx’s ethics and compliance program, and communicating with and informing the Governance Committee regarding progress toward meeting program goals;

(c) (i) assessing organizational risk for misconduct and noncompliance with applicable laws and regulations; and (ii) reporting material risks relating to compliance or disclosure issues to the Governance Committee; and

(d) Working with the Audit Committee to evaluate the adequacy of SCWorx’s internal controls over compliance and developing proposals for improving these controls for submission to such Committee. This includes meeting with the Audit Committee at least once every quarter to discuss ongoing and potential litigation and compliance issues.

4.	IMPROVEMENTS TO THE AUDIT COMMITTEE AND ITS CHARTER

SCWorx shall adopt a resolution to amend the Audit Committee Charter. The amended Audit Committee Charter shall be posted on the Company’s website and shall include its latest revision date.

The Audit Committee Charter shall be amended as follows:

(a) The Audit Committee shall be comprised of at least three independent directors;

(b) The Audit Committee shall meet at least four (4) times annually and in separate executive sessions with the Company’s management and independent auditor. The CFO will not be present in such executive session meetings. The Audit Committee shall meet at least quarterly in separate sessions with the Company’s outside counsel to review any legal matters pertinent to carrying out its duties;

(c) The Audit Committee shall review the Code of Code of Conduct at least annually, and monitor compliance with the Code of Conduct; and

(d) The Audit Committee shall solicit the input of department representatives as necessary to review the accuracy of public disclosures related to issues within their expertise, including, without limitation: (i) operations, enterprise risks, and compliance matters that may have a material impact on the Company’s operational performance, financial health, balance of risk, stability, or liquidity; or (ii) any other matter required to be disclosed under state and federal securities laws and regulations.

5.	IMPROVEMENTS TO THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE AND ITS CHARTER

SCWorx shall adopt a resolution to amend the Nominating and Corporate Governance Committee Charter. The amended Nominating and Corporate Governance Committee Charter shall be posted on the Company’s website and shall include its latest revision date. The Nominating and Corporate Governance Committee Charter shall be amended as follows:

(a) The Nominating and Corporate Governance Committee (“Governance Committee”) shall consist of at least three (3) members, as opposed to the currently required minimum of two (2) members;

(b) The Governance Committee shall meet with each prospective new Board member prior to his or her nomination to the Board and then recommend whether such individual shall be nominated for membership to the Board. Such review shall require, inter alia, a background check of each candidate;

(c) Final approval of a director candidate shall be determined by the full Board. Potential disqualifying conflicts of interests to be considered shall include familial relationships with Company officers or directors, interlocking directorships, and substantial business, civic, and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members; and

(d) In accordance with its duties to develop principles of corporate governance and recommend such principles to the Board, the Governance Committee shall ensure that any agreed upon corporate governance principles or guidelines are promptly and widely available to the public, through the Company’s website or otherwise.

The Governance Committee shall also have the following enhanced responsibilities:

(a) The Governance Committee shall, with the participation and assistance of the Compensation Committee and the Board’s independent Chairman, conduct annual evaluations of the performance and effectiveness of the Company’s CFO, as it relates to compliance and risk management;

(b) The Governance Committee shall be primarily responsible for the Company’s risk management policies and oversight of the operation of the Company’s risk management framework. The Governance Committee shall be responsible for monitoring SCWorx’s internal risk assessment and internal reporting conducted by SCWorx employees. The Governance Committee shall use reasonable efforts to identify material risks relating to SCWorx’s compliance with all applicable laws and regulations, including laws and regulations related to public disclosures regarding SCWorx’s business and business prospects. To ensure that the Governance Committee is sufficiently informed to effectively fulfill these responsibilities, the Governance Committee shall confer with the CFO. The Governance Committee shall also have free access to management and Company employees for the purpose of identifying material risks relating to SCWorx’s aforesaid compliance. The Governance Committee shall advise the Board whenever any material risks relating to SCWorx’s aforesaid compliance are identified, including specific recommendations regarding mitigating these risks, as well as relevant considerations relating to SCWorx’s public disclosures of these risks;

(c) The Governance Committee shall be responsible for reviewing the Company’s periodic public reports and other public discourses to ensure proper disclosure of risks and risk factors, including those arising from the Company’s business strategies. In the event that such review reveals a false statement or omission of material fact in an issued periodic public report or other public disclosure, the Governance Committee shall report the deficiency to the full Board;

(d) The Governance Committee, with the assistance of the Audit Committee and the Company’s CFO, shall be responsible for monitoring compliance with SCWorx’s Code of Conduct. In the event that a violation of the Code of Conduct is sufficiently material to trigger a disclosure obligation, the Governance Committee shall report the violation to the full Board;

(e) The Governance Committee shall report compliance issues that may have significant financial implications to the Audit Committee, and shall also report compliance issues (including risks relating to compliance issues) that are sufficiently material to trigger a disclosure obligation to the Audit Committee: The Governance Committee shall have the authority to retain separate and independent advisors or counsel to aid in fulfilling its responsibilities under its charter, which shall be at SCWorx’s expense; and

(f) The Governance Committee shall keep the Board apprised of its activities and shall directly advise the Board in detail of material findings promptly. The Governance Committee shall be responsible for overseeing the maintenance and oversight of the Company’s Whistleblower Policy, discussed hereunder. The Governance Committee shall ensure that all anonymous whistleblower complaints are provided to the Company’s CFO, and that all complaints are completely and fully investigated by the CFO, and that any appropriate remedial action is taken based on the results of the investigation. The Governance Committee and the CFO shall ensure that nonretaliation policies are instituted and strictly complied with in order to protect any SCWorx employee who reports a complaint via the hotline.

6.	IMPROVEMENTS TO THE COMPENSATION COMMITTEE CHARTER

SCWorx shall adopt a resolution to amend the Compensation Committee Charter. The amended Compensation Committee Charter shall be posted on the Company’s website and shall include its latest revision date. The Compensation Committee Charter shall be amended as follows:

(a) The Compensation Committee shall consist of at least three (3) members;

(b) In determining director independence, the standards and requirements set forth herein shall be utilized and reflected in the Charter;

(c) In determining, setting, or approving annual short-term compensation arrangements, the Compensation Committee shall take into account the particular executive’s performance as it relates to both legal compliance and compliance with the Company’s internal policies and procedures. This shall not affect payments or benefits that are required to be paid pursuant to the Company’s plans, policies, or agreements; and

(d) In determining, setting, or approving termination benefits and/or separation pay to executive officers, the Compensation Committee shall take into consideration the circumstances surrounding the particular executive officer’s departure and the executive’s performance as it relates to both legal compliance and compliance with the Company’s internal policies and procedures. This shall not affect payments or benefits that are required to be paid pursuant to the Company’s plans, policies, or agreements.

7.	CREATION OF CORPORATE GOVERNANCE GUIDELINES

No Corporate Governance Guidelines are published on the Company website or included with its other corporate governance documents. SCWorx’s 2021 Proxy Statement provides in relevant part:

The primary responsibilities of our Nominating and Corporate Governance Committee include:

●	Assisting the Board in, among other things, effecting Board organization, membership and function including identifying qualified Board nominees; effecting the organization, membership and function of Board committees including composition and recommendation of qualified candidates; establishment of and subsequent periodic evaluation of successor planning for the chief executive officer and other executive officers; development and evaluation of criteria for Board membership such as overall qualifications, term limits, age limits and independence; and oversight of compliance with applicable corporate governance guidelines[.] (Emphasis added.)

Regarding Corporate Governance Guidelines, its Nominating and Corporate Governance Charter provides in relevant part:

The Committee shall have the following authority and responsibilities:

*     *     *

To develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, to review these principles at least once a year and to recommend any changes to the Board, and to oversee the Company’s corporate governance practices, including reviewing and recommending to the Board for approval any changes to the other documents and policies in the Company’s corporate governance framework, including its certificate of incorporation and by- laws.

*     *     *

To develop and recommend to the Board for approval, and review on an ongoing basis the adequacy of, the corporate governance guidelines applicable to the Company.

The Governance Committee shall create and publish on the Company website Corporate Governance Guidelines that comply with the governance matters set forth herein, and which are otherwise consistent with all applicable laws, rules, and regulations. These guidelines shall include its date of creation and most recent revision dates.

8.	IMPROVEMENTS TO THE CODE OF CONDUCT

SCWorx shall amend its Code of Conduct to conform with and include the governance reforms contained herein. The Code of Conduct shall include its date of creation and most recent revision dates.

9.	EMPLOYEE TRAINING IN RISK ASSESSMENT AND COMPLIANCE

SCWorx shall amend its Code of Conduct and/or its Bylaws as necessary to require that SCWorx institute annual employee training concerning risk assessment and compliance at SCWorx, as follows:

(a) Training shall be mandatory for all directors, officers, and employees of SCWorx. Training shall be annual for all such persons, and in the event a person is appointed or hired after the annual training for a particular year, a special training session shall be held for such individual within sixty (60) business days of his or her appointment or hiring. Training shall include coverage of risk assessment and compliance, the Code of Conduct, any and all manuals or policies established by SCWorx concerning legal or ethical standards of conduct to be observed in connection with work performed for SCWorx (“SCWorx’s Policies”), and the laws and regulations regarding public disclosures.

10.	RELATED PARTY TRANSACTIONS

The Company’s 2021 Proxy Statement states: “[o]ur policy is to enter into transactions with related parties on terms that are on the whole no less favorable to us than those that would be available from unaffiliated parties at arm’s length.” No Corporate Governance Guidelines are published on the Company website and none apparently exist. The Company Code of Conduct is also silent regarding related party transactions.

In accordance with this provision, SCWorx create a “Related Party Transactions Policy” that requires the following reporting practices with respect to related party transactions:

(a) All Board members and executive officers shall submit to the Audit Committee and the CFO an up-to-date list of companies in which they are a director, an officer, and/or of which they own a controlling interest, and to promptly update the list when any changes occur;

(b) The Audit Committee and the CFO shall implement procedures to ensure that any material transaction that SCWorx is contemplating that would confer a monetary or other benefit to a party that is related to SCWorx or its officers will promptly be disclosed to the Board. Materiality of such transactions and whether such transactions are with a party that is related to SCWorx or its officers shall be determined by the factors set forth under Item 404(a) of Regulation S-K. The procedures shall include written disclosure to the Board of the details of any such transaction including the nature of the relationship between the proposed counterparty and the party related to SCWorx or its officers, the financial terms and other pertinent information;

(c) In determining whether a proposed related party transaction should be approved, the Board’s independent directors shall consider the business purpose for the proposed transaction, the fairness of the transaction to the Company, and whether the proposed transaction impairs the independence of any outside director or presents an improper conflict of interest for any SCWorx officer or director whether or not they are involved in the transaction; and

(d) The Related Party Transactions Policy shall be formalized, listed, and identified in each of the Company’s Proxy Statements, and shall be published on the Company website and wherever other SCWorx corporate governance documents appear.

11.	WHISTLEBLOWERS

The Company has established a formal Whistleblower Policy, which shall henceforth be administered by the CFO, under the supervision of the Governance Committee. The Company shall make such policy available to all employees. The CFO and Governance Committee shall be responsible for overseeing the maintenance and oversight of SCWorx’s Whistleblower Policy and a dedicated Whistleblower Email Hotline (which will go the CFO) (“Whistleblower Hotline”). The contact information for the Whistleblower Hotline will be provided to all employees via electronic mail. Employees will be informed via email that the Whistleblower Hotline is a channel for employees to report their concerns regarding, among other things, the integrity of SCWorx’s public disclosures, internal controls, auditing, financial reporting, regulatory compliance, and other matters. Employees may also use this communication channel to report concerns relating to ethical business or personal conduct, integrity, and professionalism.

12.	POLICY ON LOBBYING AND POLITICAL CONTRIBUTIONS

The Company’s Code of Conduct contains a short provision forbidding the making of payments or gifts to foreign government officials for the purposes of, among other things, influencing a decision to award or retain business. The Company shall amend the Code of Conduct to further limit the use of corporate funds and other assets for governmental lobbying and political campaigns as follows:

(a) The Board shall ensure that any Company lobbying or political activity is conducted solely for promoting the commercial interests of SCWorx as a whole and is in the interests of its shareholders. The Board shall ensure that lobbying and political spending do not reflect narrow political preferences of the Company’s executives that have little or no bearing on SCWorx’s own commercial performance.

(b) The Board shall provide a report, updated at least semiannually, detailing the Company’s use of corporate funds and other assets for governmental lobbying and political campaigns (“Political Disclosure Report”). The Political Disclosure Report shall address:

(1) SCWorx’s policies and procedures for making, with corporate funds or assets, contributions, and expenditures (direct or indirect) to participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or influence the general public, or any segment thereof, with respect to an election or referendum;

(2) SCWorx’s monetary and nonmonetary contributions and expenditures (direct or indirect) used in the manner described in section (a) above, including the identity of the recipient as well as the amount paid to each, and the title(s) of the person(s) in the Company responsible for such decision-making;

(3) SCWorx’s lobbying positions on key policy issues and how these are reflected in written submissions to politicians, regulators, political parties, trade associations, or civil society groups;

(4) the names of lobbyist firms retained and key relationships with trade associations that engage in lobbying on the Company’s behalf; and

(5) payments to trade associations and other tax-exempt organizations used for political activities.

(c) The Political Disclosure Report shall be posted in a conspicuous place on SCWorx’s website.

(d) Material breaches of the Company’s policy on lobbying and political contributions shall be immediately reported to the Board, and the Board shall have defined policies for dealing with material breaches.

(e) The Board shall monitor the effectiveness of lobbying and political donations in terms of how this investment of time and resources benefits the long-term interests of SCWorx and its shareholders.

CREDIT FOR PRIOR ACTIONS

SCWorx has taken the following actions since the commencement of the Derivative Actions to ensure that such issues do not occur again:

●	Secured three new outside directors (Alton Irby on March 16, 2021; John Ferrara and Steve Horowitz on August 11, 2021);

●	Board began working on plan for CEO to step down (September 2020), and the CEO stepped down (Effective January 19, 2021);

●	Former CEO was not renominated to Board in the Company’s April 27, 2021 Proxy Statement;

●	Restructured all Board committees (August 2021) (all new outside directors); and

●	Promoted experienced industry executive to Interim CFO (June 11, 2020), then to President/COO and Director (August 10, 2020), and finally to CEO (May 28, 2021).

Due to its current operational size, SCWorx cannot sustain an internal audit department. SCWorx has also taken the following actions to ensure the timely and accurate filing of all financial documents, including but not limited to annual and quarterly financial reports (10-Ks and 10-Qs).

●	Engaged new independent auditing firm (without material relationships to major shareholders/directors) (October 2020); and

●	Hired a new experienced Chief Financial Officer (November 2020).

The commencement of the Derivative Actions was among the important factors in the Board’s decisions to implement the foregoing governance reforms. SCWorx acknowledges and agrees that the foregoing governance reforms confer substantial benefits to SCWorx and SCWorx’s shareholders.

IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE	Lead Case No. 1:20-cv-04554-JGK
LITIGATION

] PRELIMINARY APPROVAL ORDER

This matter came before the Court for a hearing on March 21, 2022. Federal Plaintiffs’ have made an unopposed motion, pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, for an order: (i) preliminarily approving the proposed settlement (“Settlement”) of stockholder derivative claims brought on behalf of SCWorx Corp. (“SCWorx,” or the “Company”) in accordance with the Stipulation of Settlement dated February 15, 2022 (the “Stipulation”); (ii) approving the form and manner of the notice of the Settlement; and (iii) setting a date for the Settlement Hearing.2

WHEREAS, the Stipulation sets forth the terms and conditions for the Settlement, including, but not limited to a proposed Settlement and dismissal with prejudice of the above captioned consolidated stockholder derivative action brought on behalf of SCWorx (the “Consolidated Action”), as well as resolution of plaintiff Hemrita Zarin’s claims in the Delaware Action.

1	“Federal Plaintiffs” refers to plaintiffs Javier Lozano and Josstyn Richter in the above captioned consolidated stockholder derivative action. Federal Plaintiffs, together with Henuita Zarins (who is plaintiff to a related shareholder derivative action pending in the State of Delaware Comi of Chancery titled, Zarins, et al. v. Schessel, et al., Case No. 2020-0924-MTZ (the “Delaware Action”) are collectively referred to as “Plaintiffs.”

2	Except as otherwise expressly provided below or as the context otherwise requires, all capitalized terms contained herein shall have the same meanings and/or definitions as set forth in the Stipulation.

WHEREAS, the Court having: (i) read and considered Plaintiffs’ Unopposed Motion for Preliminary Approval of Derivative Settlement together with the accompanying Memorandum of Law in Support; (ii) read and considered the Stipulation, as well as all the exhibits attached thereto; and (iii) heard and considered arguments by counsel for the Parties in favor of preliminary approval of the Settlement;

WHEREAS, the Court finds, upon a preliminary evaluation, that the proposed Settlement falls within the range of possible approval criteria, as it provides a beneficial result for SCWorx and appears to be the product of serious, informed, non-collusive negotiations overseen by an experienced mediator; and

WHEREAS, the Court also finds, upon a preliminary evaluation, tbat SCWorx shareholders should be apprised of the Settlement through the Parties’ proposed form and means of notice, allowed to file objections, if any, thereto, and appear at the Settlement Hearing.

NOW, THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED AS FOLLOWS:

1. This Court preliminarily approves, subject to further consideration at the Settlement Hearing described below, the Settlement as set forth in the Stipulation as being fair, reasonable, and adequate.

2. A hearing shall be held on June 29, 2022 at 2:30 p.m., before the Honorable John G. Koeltl, at the U.S. District Court for the Southern District of New York, 500 Pearl Street, New York, New York 10007 (the “Settlement Hearing”), at which the Court will determine: (i) whether the terms of the Stipulation should be approved as fair, reasonable, and adequate; (ii) whether all Released Claims against the Released Persons should be fully and finally released;

(iii) whether the agreed-to Fee and Expense Amount as well as the Service Awards should be approved; and (iv) such other matters as the Court may deem appropriate.

3. The Court finds that the form, substance, and dissemination of information regarding the proposed Settlement in the manner set out in this order (“Preliminary Approval Order”) constitutes the best notice practicable under the circumstances and complies fully with Rule 23.1 of the Federal Rules of Civil Procedure and due process.

4. Within ten (10) business days after the entry of this Order, SCWorx shall: (I) post a copy of the Notice and the Stipulation, with its exhibits, on the Investor Relations page of the Company’s website; (2) file the Notice and the Stipulation, with its exhibits, with the U.S. Securities and Exchange Commission as exhibits to a Form 8-K; and (3) issue the Notice in a press release. The Notice shall provide a link to the Investor Relations page of SCWorx’s website where the Notice and Stipulation with its exhibits, may be viewed, which link shall be maintained through the date of the Settlement Hearing.

5. All costs incurred in the posting, filing, and issuing of the notice of the Settlement shall be paid by SCWorx, and SCWorx shall undertake all administrative responsibility for the filing, issuing, and posting of the notice of the Settlement.

6. No later than (20) calendar days following entry of this Order, Defendants’ Counsel shall file with the Court an appropriate affidavit or declaration with respect to filing, issuing, and posting the notice of the Settlement as provided for in paragraph 4 of this Preliminary Approval Order.

7. All Current SCWorx Shareholders shall be subject to and bound by the provisions of the Stipulation and the releases contained therein, and by all orders, determinations, and judgments in the Consolidated Action concerning the Settlement, whether favorable or unfavorable to Current SCWorx Shareholders.

8. Pending the Effective Date or the te1mination of the Stipulation according to its terms, Plaintiffs and SCWorx shareholders, and anyone who acts or purports to act on their behalf, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims derivatively against any of the Released Persons in any court or tribunal.

9. Any shareholder of SCWorx common stock may appear and show cause, if he, she, or it has any reason why the Settlement embodied in the Stipulation should not be approved as fair, reasonable, and adequate, or why a judgment should or should not be entered hereon, or the Fee and Expense Amount or Service Awards should not be awarded. However, no SCWorx shareholder shall be heard or entitled to contest the approval of the proposed Settlement, or, if approved, the Judgment to be entered hereon, unless that SCWorx shareholder has caused to be filed, and served on counsel as noted below, written objections stating all supporting bases and reasons for the objection, and setting forth proof, including documentary evidence, of current ownership of SCWorx stock and ownership of SCWorx stock as of the date of the Stipulation.

10. At least twenty-one (21) days prior to the Settlement Hearing, any such person must file the written objection(s) and corresponding materials with the Clerk of the Court, U.S. District Court for the Southern District of New York, 500 Pearl Street, New York, New York 10007 and serve such materials by that date, to each of the following Parties’ counsel:

Counsel for Plaintiffs:	Counsel for Defendants:

THE ROSEN LAW FIRM, P.A.	KING & SPALDING LLP
Phillip Kim	Paul R. Bessette
275 Madison Avenue, 40th Floor New York, NY 10016	1185 Avenue of the Americas New York, NY 10036
Telephone: (212) 686-1060 E-mail: pkim@rosenlegal.com	Telephone: (212) 556-2100 Email: pbessette@kslaw.com

THE BROWN LAW FIRM, P.C.	Counsel for Defendant Marc S. Schessel

Timothy Brown	LAW OFFICES OF CAROLER. BERNSTEIN
767 Third Avenue, Suite 2501 New York, NY 10017	Carole R. Bernstein 41 Maple Avenue North
Telephone: (516) 922-5427
E-mail: tbrown@thebrownlawfam.net	Westport, CT 06880
Telephone: (203) 255-8698
Co-Lead Counsel for Federal Plaintiffs	Email: cbemsteinesq@gmail.com

GAINEY Mc.KENNA & EGLESTON
Thomas J. McKenna
501 Fifth Avenue, 19th Floor New York, NY 10017 Telephone: (212) 983-1300 Email: tjmckenna@gme-law.com	Counsel for nominal Defendant SCWorx Corp. PASHMAN STEIN WALDER HAYDEN, P.C.
Bruce S. Rosen
Counsel for Plaintiff Hemrita Zarins	Bell Works
101 Crawfords Comer Road, Suite 4202
Holmdel, NJ 07733
Telephone: (732) 852-2481
Telephone: (973) 457-0123
Email: brosen@pashmanstein.com

Counsel for Defendants Charles K. Miller, Robert Christie, and Steven Wallitt

11. Only shareholders who have filed with the Court and sent to the Parties’ counsel valid and timely written notices of objection will be entitled to be heard at the hearing unless the Court orders otherwise.

12. Any Person or entity who fails to appear or object in the manner provided herein shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness, reasonableness, or adequacy of the Settlement and to the Fee and Expense Amount and Service Awards, unless otherwise ordered by the Court, but shall be forever bound by the Judgment to be entered and the releases to be given as set forth in the Stipulation.

13. Federal Plaintiffs shall file their motion for final approval of the Settlement at least twenty-eight (28) days prior to the Settlement Hearing. If there is any objection to the Settlement, any response to the objection(s) must be filed at least seven (7) days prior to the Settlement Hearing.

14. All proceedings in this Consolidated Action are stayed until further order of the Court, except as may be necessary to implement the Settlement or comply with the terms of this Stipulation.

15. This Court may, for good cause, extend any of the deadlines set forth in this Preliminary Approval Order without further notice to shareholders.

16. The provisions contained in the Stipulation (including the exhibits annexed thereto) shall not be deemed a presumption, concession or an admission of, or evidence of, any fault, wrongdoing, liability, or non-liability of the Parties or Released Persons, or of the validity or infirmity of any Released Claims and shall not be interpreted, construed, deemed, invoked, offered, or received into evidence or otherwise used by any person in the Derivative Actions or in any other action or proceeding, whether civil, criminal, or administrative, except in connection with any proceeding to enforce the terms of the Settlement.

17. In the event that the Stipulation or Settlement is not approved by the Court, or the Settlement is terminated for any reason, the Parties shall be restored to their respective positions in the Derivative Actions as of the date of the Stipulation, and all negotiations, proceedings, documents prepared and statements made in connection herewith shall be without prejudice to the Parties, shall not be deemed or construed to be an admission by any Party of any act, matter or proposition and shall not be used in any manner for any purpose in any subsequent proceeding in the Action or in any other action or proceeding. In such event, the terms and provisions of the Stipulation (other than those set forth in Section IV, Paragraphs 1.1-1.31, 4.3- 4.5, 6.2-.6.3, 7.3, 7.6-7.16, 7.20) shall have no further force and effect with respect to the Parties and shall not be used in the Derivative Actions or in any other proceeding for any purpose and any judgment or orders entered by the Comt in accordance with the terms of the Stipulation shall be treated as vacated, nunc pro tune.

18. In the event that the Stipulation or Settlement is not approved by the Court, the Judgment does not become Final, or the Settlement is terminated for any other reason,, the Fee and Expense Amount paid to Plaintiffs’ Counsel shall be refunded and returned to the Defendants’ D&O insurers within thirty (30) days of receiving notice from Defendants or from a court of appropriate jurisdiction.

17. The Court reserves the right to hold the Settlement Hearing telephonically or by videoconference without further notice to SCWorx shareholders. Any SCWorx shareholder (or his, her or its counsel) who wishes to appear at the Settlement Hearing should consult the Court’s calendar and/or the Investors Relations page of SCWorx’s website for any change in date, time or format of the Settlement Hearing. The Court may approve the Settlement and any of its terms, with such modifications as may be agreed to by the Parties, if appropriate, without further notice to Current SCWorx Shareholders. The Court retains jurisdiction to consider all further applications arising out of or connected with the Settlement.

IT IS SO ORDERED.

DATED:	ONORABLE JOHN G. KOELTL
3/25/2	U.S. DISTRICT JUDGE

IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE	Lead Case No. 1:20-cv-04554-JGK
LITIGATION	EXHIBIT C

NOTICE OF PENDENCY AND PROPOSED SETTLEMENT OF STOCKHOLDER

DERIVATIVE ACTIONS

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF SCWORX CORP. (“SCWORX” OR THE “COMPANY”) COMMON STOCK (TICKER SYMBOL: WORX) AS OF FEBRUARY 15, 2022.

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL WITH PREJUDICE OF STOCKHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS.

IF THE COURT APPROVES THE SETTLEMENT OF THE DERIVATIVE ACTIONS, SCWORX SHAREHOLDERS WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND DISMISSAL WITH PREJUDICE, AND FROM PURSUING RELEASED CLAIMS.

THIS ACTION IS NOT A “CLASS ACTION.” THUS, THERE IS NO COMMON FUND UPON WHICH YOU CAN MAKE A CLAIM FOR A MONETARY PAYMENT.

PLEASE TAKE NOTICE that this action is being settled on the terms set forth in a Stipulation of Settlement, dated February 15, 2022 (the “Stipulation”). The purpose of this Notice is to inform you of:

●	the existence of the above-captioned consolidated derivative action pending in the United States District Court for the Southern District Court (the “Court”) captioned In re SCWorx Corp. Derivative Litigation, Lead Case No. 1:20-cv-04554-JGK (the “Consolidated Action”),

●	the existence of a similar derivative action pending in the Delaware Court of Chancery captioned Zarins, et al. v. Schessel, et al., Case No. 2020-0924-MTZ (together with the Consolidated Action, the “Derivative Actions”),

●	the proposed settlement between Plaintiffs[1] and Defendants reached in the Derivative Actions (the “Settlement”),

1	All capitalized terms used in this notice, unless otherwise defined herein, are defined as set forth in the Stipulation.

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●	the hearing to be held by the Court to consider the fairness, reasonableness, and adequacy of the Settlement and dismissal of the Consolidated Action with prejudice,

●	Plaintiffs’ Counsel’s application for fees and expenses, and

●	Plaintiffs’ monetary service awards.

This Notice describes what steps you may take in relation to the Settlement. This Notice is not an expression of any opinion by the Court about the truth or merits of Plaintiffs’ claims or Defendants’ defenses. This Notice is solely to advise you of the proposed Settlement of the Derivative Actions and of your rights in connection with the proposed Settlement.

Summary

On February 15, 2022, SCWorx, in its capacity as a nominal defendant, entered into the Stipulation to resolve the Derivative Actions filed derivatively on behalf of SCWorx, in the Court and in the Delaware Court of Chancery against certain current and former directors and officers of the Company and against the Company as a nominal defendant. The Stipulation and the settlement contemplated therein (the “Settlement”), subject to the approval of the Court, are intended by the Parties to fully, finally, and forever compromise, resolve, discharge, and settle the Released Claims and to result in the complete dismissal of the Derivative Actions with prejudice, upon the terms and subject to the conditions set forth in the Stipulation. The Settlement was reached after the Parties participated in a full-day videoconference mediation with Jed Melnick, Esq. of JAMS, a nationally recognized mediator with extensive experience mediating complex stockholder disputes similar to the Derivative Actions. The proposed Settlement requires the Company to adopt certain corporate governance reforms, as outlined in Exhibit A to the Stipulation.

In light of the substantial benefits conferred upon SCWorx by Plaintiffs’ Counsel’s efforts, after engaging in arm’s length negotiations with the assistance of the Mediator, the Individual Defendants agreed to cause their D&O insurers to pay Plaintiffs’ Counsel’s attorneys’ fee and expenses in the amount of $300,000 (the “Fee and Expense Amount”), subject to Court approval. Plaintiffs’ Counsel may also apply to the Court for $1,500 service awards to be paid to each of the three Plaintiffs (the “Service Awards”), to be paid out of the Fee and Expense Amount, which Defendants shall not oppose.

This notice is a summary only and does not describe all of the details of the Stipulation. For full details of the matters discussed in this summary, please see the full Stipulation and its exhibits posted on the Company’s website, www.scworx.com, contact Plaintiffs’ Counsel at the addresses listed below, or inspect the full Stipulation and its exhibits filed with the Clerk of the Court.

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What are the Lawsuits About?

The Derivative Actions are brought derivatively on behalf of nominal defendant SCWorx and allege that the Individual Defendants breached their fiduciary duties and committed other violations of law by making and/or causing the Company to make materially false statements or omissions to the investing public, and by causing the Company to fail to maintain internal controls. Specifically, the Derivative Actions allege that Defendants issued false and misleading statements indicating that SCWorx had the capacity to successfully enter the market for selling COVID-19 test kits and had secured lucrative purchase and supply agreements for COVID-19 test kits purportedly worth millions of dollars for the Company

Why is there a Settlement of the Derivative Actions?

The Court has not decided in favor of Defendants or Plaintiffs in the Consolidated Action. Instead, the Parties have agreed to the Settlement to avoid the distraction, costs, and risks of further litigation, and because the Company has determined that the corporate governance reforms adopted by the Company as part of the Settlement provide substantial benefits to SCWorx and its shareholders.

Defendants have denied and continue to deny each and all of the claims and contentions alleged by Plaintiffs in the Derivative Actions. The Individual Defendants have expressly denied and continue to deny all charges of wrongdoing or liability against them arising out of any of the conduct, statements, acts, or omissions alleged, or that could have been alleged, in the Derivative Actions. Nonetheless, Defendants have concluded that it is desirable for the Derivative Actions to be fully and finally settled in the matter and upon the terms and conditions set forth in this Stipulation.

The Settlement Hearing, and Your Right to Object to the Settlement

On March 25, 2022, the Court entered an order preliminarily approving the Stipulation and the Settlement contemplated therein (the “Preliminary Approval Order”) and providing for notice of the Settlement to be made to SCWorx shareholders. The Preliminary Approval Order further provides that the Court will hold a hearing (the “Settlement Hearing”) on June 29, 2022 at 2:30 p.m. before the Honorable John G. Koeltl at the U.S. District Court for the Southern District of New York, 500 Pearl Street New York, NY 10007 to among other things: (i) determine whether the proposed Settlement is fair, reasonable and adequate and in the best interests of the Company and its shareholders; (ii) consider any objections to the Settlement submitted in accordance with this Notice; (iii) determine whether a judgment should be entered dismissing all claims in the Consolidated Action with prejudice, and releasing the Released Claims against the Released Persons; (iv) whether the Court should approve the agreed-to Fee and Expense Amount; (v) whether the Court should approve the Service Awards, which shall be funded from the Fee and Expense Amount to the extent approved by the Court; and (vii) consider any other matters that may properly be brought before the Court in connection with the Settlement.

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The Court may, in its discretion, change the date and/or time of the Settlement Hearing without further notice to you. The Court also has reserved the right to hold the Settlement Hearing telephonically or by videoconference without further notice to you. If you intend to attend the Settlement Hearing, please consult the Court’s calendar and/or the website of SCWorx, www. for any change in date, time or format of the Settlement Hearing.

Any SCWorx shareholder who wishes to object to the fairness, reasonableness, or adequacy of the Settlement as set forth in the Stipulation, or to the agreed-upon Fee and Expense Amount or Service Awards, may file with the Court a written objection. An objector must at least twenty-one (21) calendar days prior to the Settlement Hearing: (1) file with the Clerk of the Court and serve (either by hand delivery or by first class mail) upon the below listed counsel a written objection to the Settlement setting forth (a) the nature of the objection, (b) proof of ownership of SCWorx common stock as of February 15, 2022 and through the date of the filing of any such objection, including the number of shares of SCWorx common stock held and the date of purchase or acquisition, (c) any and all documentation or evidence in support of such objection; (d) the identities of any cases, by name, court, and docket number, in which the shareholder or his, her, or its attorney has objected to a settlement in the last three years; and (2) if intending to appear, and requesting to be heard, at the Settlement Hearing, he, she, or it must, in addition to the requirements of (1) above, file with the Clerk of the Court and serve (either by hand delivery or by first class mail) upon the below listed counsel (a) a written notice of his, her, or its intention to appear at the Settlement Hearing, (b) a statement that indicates the basis for such appearance, (c) the identities of any witnesses he, she, or it intends to call at the Settlement Hearing and a statement as to the subjects of their testimony, and (d) any and all evidence that would be presented at the Settlement Hearing. Any objector who does not timely file and serve a notice of intention to appear in accordance with this paragraph shall be foreclosed from raising any objection to the Settlement and shall not be permitted to appear at the Settlement Hearing, except for good cause shown.

IF YOU MAKE A WRITTEN OBJECTION, IT MUST BE ON FILE WITH THE CLERK OF THE COURT NO LATER THAN JUNE 7, 2022. The Clerk’s address is:

Clerk of the Court,

U.S. District Court for the Southern District of New York,

500 Pearl Street New York, NY 10007

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO PLAINTIFFS’ COUNSEL AND DEFENDANTS’ COUNSEL SO THEY ARE RECEIVED NO LATER THANJUNE 7, 2022. Counsel’s addresses are:

Counsel for Plaintiffs:

THE ROSEN LAW FIRM, P.A.	GAINEY McKENNA & EGLESTON
Phillip Kim	Thomas J. McKenna
275 Madison Avenue, 40th Floor	501 Fifth Avenue, 19th Floor
New York, NY 10016	New York, NY 10017
Telephone: (212) 686-1060	Telephone: (212) 983-1300

E-mail: pkim@rosenlegal.com	Email: tjmckenna@gme-law.com

THE BROWN LAW FIRM, P.C.
Timothy Brown
767 Third Avenue, Suite 2501
New York, NY 10017
Telephone: (516) 922-5427
E-mail: tbrown@thebrownlawfirm.net

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Counsel for Defendants:

KING & SPALDING LLP	PASHMAN STEIN WALDER HAYDEN, P.C.
Paul R. Bessette	Bruce S. Rosen
1185 Avenue of the Americas	Bell Works
New York, NY 10036	101 Crawfords Corner Road, Suite 4202
Telephone: (212) 556-2100	Holmdel, NJ 07733
Email: pbessette@kslaw.com	Telephone: (732) 852-2481
Telephone: (973) 457-0123
Email: brosen@pashmanstein.com

LAW OFFICES OF CAROLE R. BERNSTEIN
Carole R. Bernstein
41 Maple Avenue North
Westport, CT 06880
Telephone: (203) 255-8698
Email: cbernsteinesq@gmail.com

An objector may file an objection on his, her, or its own or through an attorney hired at his, her, or its own expense. If an objector hires an attorney to represent him, her, or it for the purposes of making such objection, the attorney must serve (either by hand delivery or by first class mail) a notice of appearance on the counsel listed above and file such notice with the Court no later than twenty-one (21) calendar days before the Settlement Hearing. Any SCWorx shareholder who does not timely file and serve a written objection complying with the above terms shall be deemed to have waived, and shall be foreclosed from raising, any objection to the Settlement, and any untimely objection shall be barred.

Any objector who files and serves a timely, written objection in accordance with the instructions above, may appear at the Settlement Hearing either in person or through counsel retained at the objector’s expense. Objectors need not attend the Settlement Hearing, however, in order to have their objections considered by the Court.

If you are an SCWorx shareholder and do not take steps to appear in this action and object to the proposed Settlement, you will be bound by the Judgment of the Court and will forever be barred from raising an objection to the settlement in this Consolidated Action, and from pursuing any of the Released Claims.

SCWORX SHAREHOLDERS AS OF FEBRUARY 15, 2022 WHO HAVE NO OBJECTION TO THE SETTLEMENT DO NOT NEED TO APPEAR AT THE SETTLEMENT HEARING OR TAKE ANY OTHER ACTION.

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Interim Stay and Injunction

Pending the Court’s determination as to final approval of the Settlement, Plaintiffs and Plaintiffs’ Counsel, and any SCWorx shareholders, derivatively on behalf of SCWorx, are barred and enjoined from commencing, prosecuting, instigating, or in any way participating in the commencement or prosecution of any action asserting any Released Claims derivatively against any of the Released Persons in any court or tribunal.

Scope of the Notice

This Notice is a summary description of the Derivative Actions, the complaints, the terms of the Settlement, and the Settlement Hearing. For a more detailed statement of the matters involved in the Derivative Actions, reference is made to the Stipulation and its exhibits, copies of which may be reviewed and downloaded at www. scworx.com.

* * *

You may obtain further information by contacting Plaintiffs’ Counsel at: Timothy Brown, The Brown Law Firm, P.C., 767 Third Avenue, Suite 2501, New York, NY 10017, Telephone: (516) 922-5427, E-mail: tbrown@thebrownlawfirm.net; or Phillip Kim, The Rosen Law Firm, P.A., 275 Madison Avenue, 40th Floor, New York, NY 10016, Telephone: (212) 686-1060, E- mail: pkim@rosenlegal.com; or Thomas J. McKenna, Gainey McKenna & Egleston, 501 Fifth Avenue, 19th Floor, New York, NY 10017, Telephone: (212) 983-1300, E-mail: tjmckenna@gme- law.com. Please Do Not Call the Court or Defendants with Questions About the Settlement.

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IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK

IN RE SCWORX CORP. DERIVATIVE	Lead Case No. 1:20-cv-04554-JGK
LITIGATION	EXHIBIT D

[PROPOSED] ORDER AND FINAL JUDGMENT

This matter came before the Court for hearing on ______________, 2022, to consider approval of the proposed settlement (“Settlement”) set forth in the Stipulation of Settlement dated February 15, 2022 (the “Stipulation”). The Court has reviewed and considered all documents, evidence, objections (if any), and arguments presented in support of or against the Settlement. Good cause appearing therefore, the Court enters this Order and Final Judgment (the “Judgment”).

IT IS HEREBY ORDERED, ADJUDGED, AND DECREED that:

1. This Judgment incorporates by reference the definitions in the Stipulation, and all capitalized terms used herein shall have the same meanings as set forth in the Stipulation.

2. This Court has jurisdiction over the subject matter of the Consolidated Derivative Action, including all matters necessary to effectuate the Settlement, and over the Parties.

3. The Court finds that the form of the notice of the Settlement and the means of dissemination of the notice of the Settlement provided to Current SCWorx Shareholders constituted the best notice practicable under the circumstances and fully satisfied the requirements of Rule 23.1 of the Federal Rules of Civil Procedure and the requirements of due process.

4. The Court hereby approves the Settlement set forth in the Stipulation and finds that the Settlement is, in all respects, fair, reasonable, and adequate to each of the Parties, and further finds that the Settlement is in the best interests of SCWorx and its shareholders.

5. The Consolidated Action and all claims contained therein, as well as all of the Released Claims against Released Persons, are dismissed with prejudice. The Parties are to bear their own costs, except as otherwise provided below.

6. Upon the Effective Date, to the extent that the Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders possess any of the Released Claims derivatively, Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders (solely in their capacity as SCWorx shareholders) shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever waived, released, relinquished, discharged and dismissed all Released Claims (including Unknown Claims) against the Released Persons, including any and all claims (including Unknown Claims) against the Released Persons arising out of, relating to, or in connection with the defense, Settlement, or resolution of the Derivative Actions.

7. Upon the Effective Date, to the extent Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s shareholders possess any of the Released Claims derivatively, Plaintiffs, Plaintiffs’ Counsel, and each of SCWorx’s stockholders (solely in their capacity as SCWorx shareholders) shall be forever barred, estopped, and enjoined from commencing, instituting, or prosecuting any of the Released Claims (including Unknown Claims) or any action or other proceeding against any of the Released Persons based on the Released Claims, or any action or proceeding arising out of, relating to, or in connection with the Released Claims or the filing, prosecution, defense, settlement, or resolution of the Derivative Actions. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

8. Upon the Effective Date, SCWorx, shall be deemed to have, and by operation of this Judgment shall have, fully, finally, and forever released, relinquished, and discharged all Released Claims (including Unknown Claims) against the Released Persons.

9. Upon the Effective Date, SCWorx shall be forever barred, estopped, and enjoined from commencing, instituting, or prosecuting any of the Released Claims (including Unknown Claims) or any action or other proceeding against any of the Released Persons based on the Released Claims, or any action or proceeding arising out of, relating to, or in connection with the Released Claims or the filing, prosecution, defense, settlement, or resolution of the Derivative Actions. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

10. Upon the Effective Date, each of the Released Persons shall be deemed to have fully, finally, and forever released, relinquished, and discharged Plaintiffs and their Related Persons, Plaintiffs’ Counsel and their Related Persons, and SCWorx’s shareholders (solely in their capacity as SCWorx shareholders) and their Related Persons from all claims (including Unknown Claims), arising out of, relating to, or in connection with the institution, prosecution, assertion, settlement, or resolution of the Derivative Actions or the Released Claims. Nothing herein shall in any way impair or restrict the rights of any Party to enforce the terms of the Stipulation.

11. During the course of the litigation, all parties and their respective counsel at all times complied with the requirements of Rule 11 of the Federal Rules of Civil Procedure.

12. The Court hereby approves the sum of $300,000 for the payment of Plaintiffs’ Counsel’s attorneys’ fees and expenses (“Fee and Expense Amount”) and finds that the Fee and Expense Amount is fair and reasonable. No other fees, costs, or expenses may be awarded to Plaintiffs’ Counsel in connection with the Settlement. The Fee and Expense Amount shall be distributed in accordance with the terms of the Stipulation.

13. The Court hereby approves the Service Awards of $1,500 for each of the three Plaintiffs to be paid from Plaintiffs’ Counsel’s Fee and Expense Amount in recognition of Plaintiffs’ participation and effort in the prosecution of the Derivative Actions.

14. Neither the Stipulation, including the annexed exhibits, nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation or the Settlement: (i) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Parties or any other Person as a presumption, a concession or an admission of, or evidence of, any fault, wrongdoing, liability, or non-liability of the Parties or Released Persons, or of the validity or infirmity of any Released Claims; (ii) is or may be deemed to be or may be offered, attempted to be offered or used in any way by the Parties or any other Person as a presumption, a concession, an admission, or evidence of any fault, omission, wrongdoing or liability of any of the Parties in any other actions or proceedings, whether civil, criminal, or administrative, other than to enforce the terms therein.

15. The Released Parties and/or the Released Persons may file the Stipulation and/or this Judgment in any action that may be brought against them in order to support a defense, claim, or counterclaim based on principles of res judicata, collateral estoppel, release and discharge, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

15. Without affecting the finality of this Judgment entered in accordance with the Stipulation, the Court shall retain jurisdiction to implement and enforce the terms of the Stipulation and this Judgment and to consider any matters or disputes arising out of or relating to the Settlement, and the Parties submit to the jurisdiction of the Court for purposes of implementing and enforcing the Settlement embodied in the Stipulation and Judgment, and for matters or disputes arising out of or relating to the Settlement.

16. Pursuant to Rule 23.1 of the Federal Rules of Civil Procedure, this Court hereby finally approves the Stipulation and Settlement in all respects, and orders the Parties to perform its terms to the extent the Parties have not already done so.

17. This Judgment is a final judgment, and the Court finds that no just reason exists for delay in entering this Judgment in accordance with the Stipulation. Accordingly, the Clerk is hereby directed to enter this Judgment forthwith in accordance with Rule 58 of the Federal Rules of Civil Procedure.

IT IS SO ORDERED.

DATED:
HONORABLE JOHN G. KOELTL
U.S. DISTRICT JUDGE